Exhibit 12.1

Statement Regarding Computation of Ratios


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
                                          FISCAL YEAR ENDED                  SIX MONTHS ENDED
                                              APRIL 30,                        OCTOBER 31,

                               1999        2000      2001    2002    2003     2002     2003
                             --------    -------   ------- ------- -------  -------  ------
                            (UNAUDITED)             DOLLARS IN THOUSANDS       (UNAUDITED)

                   Earnings
  Net Income.............     $6,614     $11,994   $20,855 $19,546 $14,605  $10,301   $7,361
 Amortization of
  capitalized interest
  less amount of interest
  capitalized............        --           --        --      --    (168)      --     (278)
 Fixed Charges...........        475         817       497     196     168       91      278
   Total earnings available
 for fixed charges.......     $7,089     $12,811   $21,352 $19,742 $14,605  $10,391   $7,361

Fixed Charges............
 Interest expense........        475         817       497     196       --      91       --
 Interest capitalized....        --           --        --      --    (168)       --     278
 Amortization of debt
  financing costs........        --           --        --      --      --        --      --
Total fixed charges......        475         817       497     196    (168)      91      278

Ratio of Earnings to Fixed
 Charges.................       14.9x       15.7x     43.0x  100.7x   84.2x   114.2x    26.5x

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